EXHIBIT 16

                         "LETTER OF FORMER ACCOUNTANTS"

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                        [LETTERHEAD OF COGEN SKLAR LLP]

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

      We were previously the independent accountants for Austrian Trading Services, Inc. and on May 13, 1997, we reported on the consolidated financial statements of Austrain Trading Services, Inc. as of December 31, 1996 and 1995 and for the year ended December 31,1996 and for the period October 1, 1995 (inception) to December 31, 1995. On April 3, 1998, we were replaced as the independent accountants of Austrian Trading Services, Inc. We have read Austrian Trading Services, Inc.'s statements included under Item 4 of its Form 8-K for April 16, 1998, and we agree with such statements.

/s/ Cogen Sklar LLP
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April 16, 1998